Exhibit 21.1
Dutch Bros Inc.
List of Subsidiaries

Subsidiary	Jurisdiction
Dutch Mafia, LLC	Delaware
DB Management Co.	Delaware
Dutch Bros., LLC	Oregon
DB Franchising USA, LLC	Oregon
Boersma Bros. LLC	Oregon
Dutchwear, LLC	Oregon
BB Holdings AR, LLC	Oregon
BB Holdings AZ, LLC	Oregon
BB Holdings CA, LLC	Oregon
BB Holdings Colorado, LLC	Oregon
BB Holdings ID, LLC	Oregon
BB Holdings KS, LLC	Oregon
BB Holdings KY, LLC	Oregon
BB Holdings MO, LLC	Oregon
BB Holdings OK Group, LLC	Oregon
BB Holdings OR, LLC	Oregon
BB Holdings NM, LLC	Oregon
BB Holdings NV, LLC	Oregon
BB Holdings TN, LLC	Oregon
BB Holdings TX, LLC	Oregon
BB Holdings UT, LLC	Oregon
BB Holdings WA, LLC	Oregon